Exhibit 2.2

AMENDMENT TO ASSET PURCHASE AGREEMENT

THIS AMENDMENT (this “Amendment”) is executed and delivered as of June 1, 2023 by and among Evergreen Holdco, LLC, a New Mexico limited liability company (“Purchaser”), Medicine Man Technologies, Inc. (“Parent” and, together with Purchaser, the “MMT Parties”), Sucellus, LLC, a New Mexico limited liability company (“Seller”), James Griffin, Brook Laskey, William Baldwin, Andrew Dolan, and Greg Templeton, all natural persons (the “Equityholders”) and Brook Laskey, as the Representative (the “Representative”). The MMT Parties, Seller, Equityholders and Representative are hereinafter collectively referred to as the “Parties”.

Except to the extent amended hereby, the terms and expressions defined in the Original Agreement (defined below) have the same meanings when used in this Amendment.

WHEREAS:

I.	The Parties have entered into that certain Asset Purchase Agreement, dated as of April 21, 2023 (the “Original Agreement”) whereby Seller agrees to sell to Purchaser certain assets of Seller.

II.	The Parties desire to amend the Original Agreement as provided herein.

III.	Pursuant to Section 9.8 of the Original Agreement, this Amendment must be contained in an instrument in writing and signed by the Parties.

NOW, THEREFORE BE IT, RESOLVED, that the Parties hereto agree to amend the Original Agreement as follows:

1.	Amendment to the Original Agreement.

1.1.	Clause (vi) of Section 2.1 of the Original Agreement shall be replaced in its entirety and shall read as follows:

“(vi) an amount equal to the Base Cash Amount minus the Actual Cash Amount, which may be a positive or negative number (the “Cash Shortfall Amount”), minus”

1.2.	Section 2.2(a) of the Original Agreement shall be replaced in its entirety and shall read as follows:

“At least one (1) Business Day prior to the Closing Date, Seller will deliver to Purchaser a statement (the “Pre-Closing Statement”), prepared in accordance with the Accounting Principles, setting forth in reasonable detail (i) Seller’s good faith estimate of the Purchase Price payable at and after Closing in accordance with this Section 2.2 (i.e. excluding any Earn-Out Payments), including the amount of the Retail Inventory Value and the Actual Cash Amount (the “Estimated Closing Purchase Price”), and (ii) the amounts of unpaid Seller Transaction Expenses and Indebtedness, if any, to be paid at the Closing. Purchaser may submit any objections in writing to Seller prior to the anticipated Closing and Seller will cooperate in good faith with Purchaser to revise the Estimated Closing Purchase Price to reflect the mutual agreement of Seller and Purchaser. Seller will make its respective financial records reasonably available to Purchaser and its accountants and other representatives at reasonable times at any time during the review by Purchaser of the calculation of the Estimated Closing Purchase Price.”

1.3.	Section 2.2(b)(ii) of the Original Agreement shall be replaced in its entirety as follows:

“If the Kirk Agreement is executed and delivered by Kirk prior to Closing, the Kirk Payment shall be delivered to the NFP, for further payment, subject to withholding, to Kirk, which payment is being made by the NFP on behalf of Seller for administrative convenience; and”

1.4.	Section 2.2(b)(iii) of the Original Agreement shall be replaced in its entirety and shall read as follows:

“An amount equal to (A) $12,500,000 minus (B) the Cash Shortfall Amount, if any, minus (C) the unpaid Seller Transaction Expenses and any outstanding Indebtedness to be paid at the Closing, minus (D) (1) if the Kirk Agreement is executed and delivered by Kirk prior to Closing, the Kirk Payment, or (2) if the Kirk Agreement is not executed and delivered by Kirk prior to Closing, the Kirk Holdback Amount; will be paid to Seller by wire transfer of immediately available funds, to the bank accounts designated in writing by Seller before the Closing.”

1.5.	The first two sentences of Section 2.3(a) the Original Agreement shall be replaced in their entirety and shall read as follows:

“Within seven (7) days after the Closing Date, Purchaser shall conduct an inspection of the Inventory to determine the amounts and values thereof as of the Closing. Within nine (9) days after the Closing Date, Purchaser will prepare and deliver to the Representative a statement (the “Closing Inventory Statement”), prepared in accordance with the Accounting Principles, setting forth, in reasonable detail, Purchaser’s calculation of the Inventory amounts and the Retail Inventory Value as of the Closing Date based on such inspection.”

1.6.	Section 2.5(d)(i) of the Original Agreement shall be replaced in its entirety and shall read as follows:

“If the Closing Purchase Price as finally determined under this Section 2.5 is greater than the Estimated Closing Purchase Price, Purchaser will pay to Seller the amount by which the Closing Purchase Price as finally determined under this Section 2.5 exceeds the Estimated Closing Purchase Price by wire transfer of immediately available funds to a bank account or accounts designated in writing by the Representative at least one (1) Business Days prior to such payment date.”

1.7.	Section 3.2(d)(x) of the Original Agreement shall be replaced in its entirety and shall read as follows:

“draft unaudited balance sheets and statements of income of each Company Party as of the twelve month periods ended December 31, 2022 (the “Preliminary 2022 Financial Statements”), which shall have been prepared and delivered in good faith.”

1.8.	Section 3.2(n) of the Original Agreement is hereby deleted in its entirety.

1.9.	Section 3.3(g) of the Original Agreement shall be replaced in its entirety and shall read as follows:

“Any guaranties made by any Company Party or its Affiliates relating to the Purchased Assets or Assumed Liabilities must be released, except for that certain Guaranty dated August 8, 2017 by William Baldwin (“Juan Tabo Guaranty”) with respect to that certain Lease dated August 8, 2017, for 5809 Juan Tabo Blvd. NE, Suite B, Albuquerque, New Mexico 87111 (“Juan Tabo Lease”), and Guaranty dated May 22, 2020 by William Baldwin (“Unser Guaranty”) with respect to that certain Lease dated May 22, 2020, for 10660 Unser Blvd., Suite G, Albuquerque, New Mexico 87114 (“Unser Lease”); and Guaranty dated July 3, 2019 by Drew Dolan (“Sunland Guaranty,” and collectively with the Juan Tabo Guaranty and the Unser Guaranty, the “Seller Affiliate Guaranties”)) of that certain Lease dated June 12, 2019, for 1500 Appaloosa Drive, Suite 320, Sunland Park, New Mexico 88063 (“Sunland Lease, and together with the Juan Tabo Lease and the Unser Lease, the “Seller Leases”), which will be assigned at Closing to Everest, as tenant, after which Seller and Everest will be co-tenants under the Sunland Lease.”

1.10.	Section 3.3(h) is hereby added to the Original Agreement and shall read as follows:

“(h)      Parent will become a co-guarantor with affiliates of Seller, with respect to the Seller Leases.”

1.11.	Section 6.5 of the Original Agreement shall be replaced in its entirety and shall read as follows:

“Section 6.5. 2022 Financial Statements of the Company Parties. No later than June 19, 2023, the Seller shall deliver to the MMT Parties final unaudited balance sheets and statements of income of each Company Party as of the twelve month periods ended December 31, 2022 (the “Final 2022 Financial Statements”) along with a certificate by a duly authorized officer of Seller to the effect that the 2022 Financial Statements, (i) have been prepared in accordance with the books and records of the Company Parties (which books and records are true, complete and correct in all material respects), (ii) fairly represent in all material respects the assets, liabilities and financial position of the Company Parties and the results of operations and changes in financial position of the Company Parties as of the dates and for the periods indicated in accordance with the Accounting Principles and (iii) have been prepared in conformity with the Accounting Principles applied on a consistent basis throughout the period involved and consistent with past practices, in accordance with the books and records of the Company Parties (which books and records are true, complete and correct in all material respects).”

1.12.	Section 6.13 is hereby added to the Original Agreement and shall read as follows:

“Section 6.13. Real Estate Lease Obligations and Related Guaranties. For so long as any Seller Affiliate Guaranties by any affiliate of a Company party (“Seller Affiliate Guarantor”) of a Seller Lease remain outstanding or Seller is not released from its obligations under a Seller Lease, which the Parties acknowledge and agree will be assigned at Closing and be Purchased Assets, Purchaser and Parent shall (a) promptly copy the relevant Seller Affiliate Guarantor or Seller on all notices and correspondence with the landlord concerning non-payment, breach, or performance under the respective guaranty or lease, shall not agree to a release of Parent or any affiliate of Parent from any guaranties of Seller Leases without the consent of the relevant Seller Affiliate Guarantor; and (c) shall provide the relevant Seller Affiliate Guarantor with an estoppel certificate from Everest as tenant concerning payment, performance and default under any Seller Lease within seven (7) days after request.”

1.13.	Section 6.14 is hereby added to the Original Agreement and shall read as follows:

“In the event the Kirk Agreement has not been executed and delivered by Kirk prior to Closing, Seller shall use reasonable best efforts to finalize the Kirk Agreement, in form reasonably satisfactory to Buyer, promptly following Closing (provided that the Kirk Payment finally agreed upon shall not exceed the Kirk Holdback Amount). Within five Business Days following delivery by Seller to the MMT Parties of a fully executed copy of the Kirk Agreement, Buyer shall (i) deliver the Kirk Payment to the NFP, for further prompt payment, subject to withholding, to Kirk, which payment is being made by the NFP on behalf of Seller for administrative convenience, and, (ii) in the event the Kirk Payment is less than the Kirk Holdback Amount, deliver the remainder of the Kirk Holdback Amount to Seller. Notwithstanding the above, in the event the Kirk Payment exceeds the Kirk Holdback Amount, Sucellus and the Equityholders shall be responsible for the difference and shall pay to the NFP such amount prior to the payment to Kirk.”

1.14.	The “or” at the end of Section 7.1(b)(iv) is hereby moved to the end of Section 7.1(b)(v), the “.” at the end of Section 7.1(b)(v) is hereby replaced with a “;” and Section 7.1(b)(vi) is hereby added to the Original Agreement and shall read as follows:

“the Closing Letter Claim.”

1.15.	The Parties acknowledge and agree that the Excluded Liabilities shall include (i) all payments required under the Kirk Agreement and taxes related thereto, except, if the Kirk Agreement is executed and delivered by Kirk prior to Closing, for the obligations set forth herein to wire the Kirk Payment to the NFP to be further paid to Kirk and (ii) all liabilities and obligations under the Tagawa Agreements.

1.16.	The Parties acknowledge and agree that the Assumed Liabilities shall include all obligations under all real estate leases that are Purchased Assets, including the Seller Leases, and all related guaranties by the Equityholders or any of their affiliates, including the Seller Affiliate Guaranties; in each case arising after the Closing.

1.17.	The definition of “Kirk Payment” in Exhibit A of the Original Agreement shall be replaced in its entirety and shall read as follows:

““Kirk Payment” means the change of control and profit-sharing bonuses to be paid in cash in one lump sum payment by the NFP, on behalf of Seller, to Kirk, in the manner and amount set forth in the Kirk Agreement.”

1.18.	The following definitions are hereby added to the Original Agreement:

“Closing Letter” means that certain Closing Letter by and among the Parties dated as of the Closing Date.

“Closing Letter Claim” has the meaning set forth in the Closing Letter.

“Kirk Holdback Amount” means an amount equal to $1,157,500.

1.19.	Item (c) of Schedule 1.2 (Excluded Assets) of the Original Agreement shall be replaced in its entirety and shall read as follows:

“(c)      All Insurance Policies of Seller and prepayments related thereto (including any rights to recovery under such Insurance Policies).”

1.20.	The form of Promissory Note attached as Exhibit D to the Original Agreement is hereby amended and replaced as set forth in Exhibit A hereto.

2.	Outstanding Indebtedness. The Original Agreement contemplates payment at Closing for all outstanding Indebtedness as of the date of the Agreement, which included those certain Promissory Notes between Seller and Brook Laskey, James Griffin, Andrew Dolan and William Baldwin (the “Holders”) and NFP and the Holders, as set forth in Section 4.1(d)(ii) of the Disclosure Schedule (collectively, the “Notes”) and prohibits certain actions between the date of the Original Agreement and Closing. Seller represents and warrants to the MMT Parties that as of the date hereof, the Notes have been paid in full and the Holders have acknowledged the receipt of payment in full. The Holders waive any claim of breach of a covenant under the Original Agreement as a result of the payment.

3.	Direction of Shares. Seller and each Equityholder hereby direct Parent to issue the Parent Common Stock deliverable at Closing in the following manner (it being agreed that delivery pursuant to such direction shall satisfy in full the MMT Parties’ obligation to make such delivery):

Equityholder	Number of shares deliverable at closing
James Griffin	3,651,190
Andrew Dolan	1,246,429
William Baldwin	1,246,429
Brook Laskey	1,246,429
Greg Templeton	228,570

Total	7,619,047

and to issue any Parent Common Stock deliverable under Section 2.4(d) of the Original Agreement to the Equityholders in the amounts and percentages directed by the Representative at least two (2) days prior to the deadline for such issuance. The Parties agree that the Closing VWAP is $1.05.

4.	Ratification of Original Agreement. The Original Agreement, as amended pursuant to this Amendment, is hereby ratified and confirmed by the Parties as remaining in full force and effect and, except to the extent that this Amendment expressly requires otherwise or it is necessary to make the Original Agreement consistent with this Amendment, nothing in this Amendment shall operate as a waiver, variation or amendment of the Parties’ rights and obligations under the Original Agreement. On and after the date hereof, each reference in the Original Agreement to "this Agreement," "the Agreement," "hereunder," "hereof," "herein" or words of like import, and each reference to the Original Agreement in any other agreements, documents, or instruments executed and delivered pursuant to, or in connection with, the Original Agreement, will mean and be a reference to the Original Agreement as amended by this Amendment.

5.	Miscellaneous.

5.1.	This Amendment is limited as specified and shall not constitute a modification, acceptance or waiver of any other provision of the Original Agreement.

5.2.	From and after the date upon which the Parties have signed this Amendment, all references to the Original Agreement shall be deemed to be references to the Original Agreement as amended by this Amendment. This Amendment and the Closing Letter shall be deemed Related Agreements under the Original Agreement.

5.3.	The invalidity or unenforceability of any part of this Amendment will not prejudice or affect the validity or enforceability of the remainder of the Original Agreement.

5.4.	Sections 9.3-9.7 and 9.9-9.11 of the Original Agreement are hereby incorporated herein, mutandis mutatis.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment as of the date first written above.

PARENT:

Medicine Man Technologies, Inc.

By:	/s/ Christine Jones
Name:	Christine Jones
Title:	Chief Legal Officer

PURCHASER:

Evergreen Holdco, LLC

By:	/s/ Christine Jones
Name:	Christine Jones
Title:	Authorized Signatory

[Signature Page to Amendment to Asset Purchase Agreement]

SELLER:

Sucellus, LLC

By:	/s/ Andrew Dolan
Name:	Andrew Dolan
Title:	Manager

EQUITYHOLDERS:

/s/ Brook Laskey
Brook Laskey (as Equityholder and as Representative)

/s/ James Griffin
James Griffin

/s/ William Baldwin
William Baldwin

/s/ Andrew Dolan
Andrew Dolan

/s/ Greg Templeton
Greg Templeton

[Signature Page to Amendment to Asset Purchase Agreement]

Exhibit A

Amended Form Promissory Note